650West Georgia Street Suite 3000 P.O. Box 11505 Vancouver,Be V6BAN7	Telephone: Fax:	(604) 713-6450 (604) 683-3264 www.gwlra.com

February 9, 2006

Oringa Yip
CIBT Canadian Institure of Business & Technology Corp.
Suite 1200 777 West Broadway Street
Vancouver, BC V5Z 4J7

RE: SALE OF 777 WEST BROADWAY

The owners of 777 West Broadway have entered into an Agreement of Purchase and Sale between Lasalle Acquisitions Corp. and bclMC Realty Corporation for the sale of the building. As part of the sale process and in accordance with the Lease, we are requesting that tenants sign the enclosed estoppel certificate(s) which confirm the basic terms of the lease. Having tenants sign these certificates is a normal part of the sale documentation process.

As time is of the essence, your early attention to this matter is greatly appreciated. We would appreciate having the signed estoppel returned to us by Friday, February 17th.If you have any questions or concerns, or are unable to confirm any of the details in the' certificates, please call me directly at 604.713.6461. Once completed, please contact Angela Lange at 604.713.8908 to have the documents picked up.

Thank you for your consideration.

Yours truly,
GWL REALTY ADVISORS INC.

Robert F. Kavanagh
Director, Asset Management

SCHEDULE B

ESTOPPEL CERTIFICATE

               The undersigned, being a tenant of a portion of the building (the "Building") located at 777 West Broadway, Vancouver, BC and owned bybcIMC Realty Corporation (the "Landlord"), by virtue of a lease between the Landlord's predecessor as landlord and CIBT Canadian Institute of Business & Technology Corp. (the "Tenant") as tenant dated the 24thday of July2000as modifiedand/orassignedby LeaseExtensionandAmendingAgreementdated the 16thday of August, 2005 (the "Lease") hereby:

1.           acknowledges that Lasalle Acquisitions Corp. (the "Purchaser"), in acql.liringthe Building and lands upon which it is situate, and its mortgagee,                                                          N I A                                                (the "Mortgagee"), are relying on the truth and accuracy of the matters herein certified;

2.           certifies to the Purchaser and the Mortgagee as follows:

(a)

the Lease is valid and subsisting, has not been modified (except as described above) and constitutes the whole of the agreement between the Landlord and the Tenant with respect to the premises (the "Premises") demised under the Lease;

(b)	the term of the Lease commenced on September 1. 2000 and ends on October 31, 2009, unless the Tenant renews or extends the Lease in accordance with its terms;

(c)	the Tenant is in possession of the Premises and any work required under the Lease to be performed by the Landlord in completing the Premises has been performed;

(d)	the Tenant has not paid any deposit or prepaid rent under the Lease, except for prepayment of operating costs and property tax recoveries in accordance with the Lease and the following: (nil)
[nil unless otherwise indicated];

(e)	the Tenant is not entitled to any tenant allowance, inducement or rent-free period which has not been fully paid or satisfied by the Landlord, except for (nil)
[nil unless otherwise indicated];

(f)	neither the Tenant nor to the Tenant's knowledge, the Landlord is in default in observing or performing any of its respective obligations under the Lease in any material respect, except for (nil)
[nil unless otherwise indicated];

(g)

the Tenant has no outstanding rights or claims to set-off or abatement with respect to future rent due and payable under the Lease nor any counterclaim or defence against the enforcement of the obligations to be performed by the Tenant under the Lease; and '

B-1

(h)	the basic or minimum rent payable by the Tenant under the Lease is as follows:

	Annual Basic or
Year of Term	Minimum Rent	Monthly Payrnent

(Sept 1-00 to Aug 31- 01)	$70,520.00	$5,876.66
(Sept 1-01 to Aug 31 - 03)	$74,046.00	$6,170.50
(Sept 1-03 to Aug 31- 05)	$77,572.00	$6,464.33
(Sept 1-05 to Oct 31- 09)	$70,520.00	$5,876.66

Dated this _________________ day of __________________________________,20________.

If the Tenant is an individual:

Witness:

name

address	Tenant

occupation

B-2

ATTENTION TO JOHN McGRANDLE

LEASE EXTENSION AND AMENDMENT AGREEMENT

THIS AGREEMENT dated for reference August 16,2005.

BETWEEN:

bcIMC REALTY CORPORATION
clo GWL Realty Advisors Inc.
Suite 3000 - 650 West Georgia Street
P.O. Box 11505
Vancouver, B.C. V6B 4N7

(the "Landlord")

AND:

CIBT CANADIAN INSTITUTE OF
BUSINESS & TECHNOLOGY CORP.
Suite 1200 - 777 West Broadway
Vancouver, B.C. V6C 417

(the "Tenant")

WHEREAS:

A.

By a lease (the "Lease") dated July 24, 2000 between the Landlord (then known as 3170497 Canada Inc.) and the Tenant, the Landlord leased to the Tenant certain premises (the "Leased Premises") known as Suite 1200 and comprising approximately 3,526 square feet of Full Floor Rentable Area on the 12thfloor of the building located at 777 West Broadway Street, Vancouver, B.C., as shown cross- hatched on the plan attached as Schedule "B" to the Lease, for a term offive (5) years commencing on September 1,2000 and expiring on August 31,2005; and

B.

The Landlord and the Tenant have agreed to extend the term of the Lease for a period of four (4) years and two (2) months commencing on September 1, 2005 and expiring on October 31, 2009 (the "Extension Term").

THEREFORE in consideration ofthe premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.	Extension. The Landlord and the Tenant hereby extend the term of the Lease for the Extension Term, on and subject to the terms ofthe Lease, except as extended and amended hereby.

2.	Basic Rent. During the Extension Term, the Tenant will pay to the Landlord Basic Rent in respect of the Leased Premises as follows:

The annual Basic Rent will be payable in equal consecutive monthly instalments as set out above, in advance, on the first day of each and every month, without any set-off, abatement or deduction whatsoever, except as otherwise provided herein.

Free Basic Rent Period. Notwithstanding Section2 ofthis Agreement or any provision ofthe Lease, but provided the Tenant is not in default under the Lease, as extended and amended by this Agreement, the Tenant will not be required to pay Basic Rent for the Leased Premises in respect of a total of seven (7) months ofthe Extension Term but will otherwise comply with the terms and conditions ofthe Lease and this Agreement during such months, including the obligation to pay Additional Rent.

Condition of Leased Premises. The Tenant will accept the Leased premises in their "as is" condition and the Landlord will not be required to do any work or provide any materials to or in respect of the Leased Premises whatsoever, except as specifically provided for in the Lease.

Amendment. Effective as of the date hereof, the Lease is hereby amended as follows:

(a)	by deleting all references to "3170497 Canada Inc." and replacing them with "bcIMC Realty Corporation";

(b)	by deleting the reference to "5 years" in Section 1.03 and replacing it with "9 years and 2 months";

(c)	by deleting the rental table in Section 2.02 and replacing it with the following:

	Annual	Monthly	Annual Rent Per
"Period of Time	Basic Rent	Basic Rent	Square Foot

September 1, 2000 to August 31, 2001	$70,520.00	$5,876.66	$20.00

September 1, 2001 to August 31, 2003	$74,046.00	$6,170.50	$21.00

September 1, 2003 to August 31,2005	$77,572.00	$6,464.33	$22.00

September 1,2005 to October 31, 2009	$70,520.00	$5,876.66	$20.00";

(d)

by deleting the reference to "the Company Act (British Columbia) and The Foreign Investment Review Act (Canada)" in Section 6.02(B) and replacing it with "the Business Corporations Act (British Columbia)";

(e)

by deleting the reference to "1070 - 505 Burrard Street, Vancouver, B.C., V7X 1M5 Fax No.: 604-683-3264" in Section 15.09(a) and replacing it with "c/o GWL Realty Advisors Inc., Suite 3000 - 650 West Georgia Street, P.O. Box 11505, Vancouver, B.C., V6B 4N7, Fax No.: 604-683-3264, Attention: Asset Manager";

(g)	by deleting Section 16.05 and replacing it with the following:

"Section 16.05                       Free Rent

Notwithstanding any provision of the Lease, but provided the Tenant is not in default under the Lease, as extended and amended by this Agreement, the Tenant will not be required to pay Basic Rent for the Leased Premises in respect of the following months:

(i)	September, October and November 2005;

(ii)	September and October 2006; and

(iii)	September and October 2007;

but will otherwise comply with the terms and conditions of the Lease and this Agreement during such months, including the obligation to pay Additional Rent.

(h)	by deleting the reference to " WasteManagement Act (British Columbia)" in Section 11 of Schedule F and replacing it with "Environment Management Act (British Columbia)".

Tenant Improvement Allowance. The Landlord will pay to the Tenant an allowance (the "Allowance") in the amount ofTen Thousand dollars ($10,000.00) plus Goods and Services Tax. The Allowance will be paid to the Tenant by the Landlord provided that the Tenant isnot then in default under this Lease and has fully complied with all of the following:

(a)

the Tenant has completed the Premises for occupancy in accordance with the Tenant's obligations under the Lease, as modified by this Agreement, and the Tenant's plans and specifications approved by the Landlord;

(b)	the Tenant has secured all applicable completion and occupancy certificates for the Premises;

(c)

the Tenant has provided the Landlord with a sworn declaration stating that there are no liens or encumbrances affecting the Premises, the Building or the Lands in respect of work, services, materials and equipment relating to the Premises and that the Tenant's designers, contractors, sub contractors, workers and suppliers of materials and equipment, if any, have been paid in full for all work and services performed and materials and equipment supplied by them on or to the Premises; and

(d)

the Tenant has provided the Landlord with copies of invoices in respect of all costs actually incurred by the Tenant, certified by an officer of the Tenant, in connection with the completion of the Tenant's Work.

All charges for work performed by the Landlord on the Tenant's behalf will be deducted from the Allowance prior to payment by the Landlord and, if the Landlord's charges are in excess of the Allowance, the Tenant will pay the excess on demand. Notwithstanding anything to the contrary in the Lease, as modified by this Agreement, or any other agreement or under any statute or at law generally, if the Tenant or its parent corporation or any occupant ofthe Premises takes the benefit of or is subject to any creditors' petition under any legislation for the protection of insolvent debtors, or ifthis Lease is terminated or partially terminated for any reason, the then unamortized portion of the Allowance (assuming a straight line rate of amortization to zero over the balance of the Extension

Term from the date of payment of the Allowance) as of the day before the date such filing is made (or termination or partial termination date, as the case may be), will be deemed to be outstanding and immediately payable as Rent to the Landlord as of such date.

7.	Acknowledgements. The Tenant acknowledges and agrees that the Landlord has fully satisfied its obligations:

(a)	to pay to the Tenant the allowance referred to in Section 16.04 of the Lease and in the section entitled "Allowances" in Schedule "c" to the Lease; and

(b)	to complete the work referred to in the section entitled "Landlord's Work" in Schedule "c" to the Lease.

8.	Ratification. The parties confirm and ratify the terms and conditions contained in the Lease as amended by this Agreement.

9.

Interpretation. This Agreement will be read and construed together with the Lease, and the Lease, as amended hereby, will continue in full force and effect for the remainder of the Term in accordance with the terms thereof and hereof.

10.	Enurement. This Agreement will enure to the benefit of and will be binding upon the parties and their respective heirs, executors, administrators, successors and permitted assigns.

11.	Capitalized Terms. All capitalized terms not otherwise defined herein have the meanings ascribed thereto in the Lease.

12.

Confidentiality. The Tenant will not disclose to any person any of the terms of this Agreement or the Lease except to its professional advisors, consultants and auditors, in their capacity as such and except as otherwise required by law.

IN WITNESS WHEREOF the parties have executed this Agreement as of the reference date first above written.

By the Landlord:		By the Tenant:

bcIMC REALTY CORPORATION		CIBT CANADIAN INSTITUTE OF
BUSINESS & TECHNOLOGY CORP.

By:		By:
	Autorized Signatory	Autorized Signatory

By:		By:
	Autorized Signatory	Autorized Signatory